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                                                                EXHIBIT 11

                     THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS PER SHARE
                      Three Months Ended March 31, 2003 and 2002
                         (In millions, except per share data)


                                                  2003            2002
                                                  ----            ----
        Earnings
         Basic:
            Net income, as reported               $181            $133
            Preferred stock dividends,
              net of taxes                          (2)             (2)
            Premium on preferred
              shares redeemed                       (2)             (3)
                                                  ----            ----
             Net income available to
              common shareholders                 $177            $128
                                                  ====            ====

         Diluted:
            Net income available to
             common shareholders                  $177            $128
            Dilutive effect of affiliates           (1)              -
            Effect of dilutive securities:
              Convertible preferred stock            2               2
              Zero coupon convertible notes          1               1
                                                  ----            ----
             Net income available to
               common shareholders                $179            $131
                                                  ====            ====


        Common Shares
         Basic:
           Weighted average common
            shares outstanding                     227             208
                                                  ====            ====
         Diluted:
           Weighted average common
            shares outstanding                     227             208
           Effect of dilutive securities:
             Stock options                           1               3
             Convertible preferred stock             6               6
             Zero coupon convertible notes           2               3
             Equity unit stock
               purchase contracts                    1               -
                                                  ----            ----
                Total                              237             220
                                                  ====            ====

        Earnings per Common Share
          Basic                                  $0.78           $0.62
                                                  ====            ====
          Diluted                                $0.75           $0.60
                                                  ====            ====